Exhibit 99.1

ExamWorks Reports Second Quarter 2012 Financial Results

ATLANTA, GA. August 2, 2012– ExamWorks Group, Inc. (NYSE: EXAM), a leading provider of independent medical examinations (“IMEs”), peer reviews, bill reviews and related services, today reported financial results for the second quarter of 2012.

Q2 and First Half  2012 Highlights

•	Revenues for the second quarter of 2012 were $127.8 million, an increase of $21.1 million, or 19.8%, over the year-ago quarter revenues of $106.7 million.

•	Revenues for the first half of 2012 were $251.5 million, an increase of $78.2 million, or 45.1%, over the year-ago six month revenues of $173.3 million.

•
Actual revenues for the second quarter of 2012 were $127.8 million, an increase of $900,000, or 0.7%, over the year-ago quarter pro forma revenues of $126.9 million.  Excluding the impact of currency, revenues would have grown by 1.7% over the prior year pro forma quarter.  Pro forma revenues assume that acquisitions completed in 2011 were completed on January 1, 2010.  We did not complete any acquisitions in the first half of 2012, thus pro forma revenues equal actual revenues.

•
Actual revenues for the first half of 2012 were $251.5 million, an increase of $3.4 million, or 1.4%, over the comparable period of 2011 pro forma revenues of $248.1 million.  Excluding the impact of currency, revenues would have grown by 2.2% over the prior year pro forma six month period ended June 30, 2011.

•
Adjusted EBITDA for the second quarter of 2012 was $20.4 million (16.0% of revenues), an increase of $1.9 million, or 10.3%, over the year-ago quarter adjusted EBITDA of $18.5 million.  The adjusted EBITDA margin of 16.0% compares favorably to the 15.2% adjusted EBITDA margin in the first quarter of 2012, demonstrating the leverage inherent in the business.  Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net loss below and is not a substitute for the GAAP equivalent.

•	Adjusted EBITDA for the first half of 2012 was $39.3 million (15.6% of revenues), an increase of $9.9 million, or 33.7%, over the comparable period of 2011 adjusted EBITDA of $29.4 million.

•
We generated $11.4 million of cash flow from operations in the second quarter of 2012 and $16.2 million of cash flows in the first six months of 2012, net of $11.0 million of interest paid on the senior unsecured notes.  We ended the quarter with available liquidity in excess of $85 million, including cash on hand and availability under the senior secured revolving credit facility.

•
For 2012, we continue to expect organic revenue growth between 4-6% based upon our 2011 pro forma revenue of approximately $483 million and we expect adjusted EBITDA margins between 15-16% of reported revenues.

Commentary

Commenting on today's earnings announcement, Richard E. Perlman, Executive Chairman of ExamWorks, said: “Our second quarter results continue to show the success of our strategy, our model and our focus on execution.  We are well positioned, back on track and looking forward to the second half of 2012, as well as 2013, as we expect our momentum to continue.”

James K. Price, Chief Executive Officer of ExamWorks, said: “We continue to be pleased with how the industry has embraced our model and with the value that we are able to deliver to our clients. We continue to invest in differentiating infrastructure to service our clients and to focus proactively on our clients’ present and future needs.  Having focused on operational initiatives for the last several quarters, we are excited about the prospects for what we believe are some exciting acquisitions during the second half of 2012.”

Financial Review

Revenues – For the three months ended June 30, 2012, revenues were $127.8 million, an increase of 19.8% over the $106.7 million in revenues in the second quarter of 2011. The increase in revenues was primarily due to acquisitions completed in 2011.  The company did not complete any acquisitions in the three months ended June 30, 2012.

For the six months ended June 30, 2012, revenues were $251.5 million, an increase of 45.1% over the $173.3 million in revenues in the comparable period of 2011. The increase in revenues was primarily due to acquisitions completed in 2011.  The company did not complete any acquisitions in the six months ended June 30, 2012.

Consistent with the presentation in our first quarter of 2012 press release, below is a table presenting our revenues and growth rates for each of the regions that we serve.  The 2011 numbers presented below are pro forma for the effect of acquisitions completed in 2011.  The 2012 numbers presented below are actual results as no acquisitions have been completed in the first half of 2012.

Revenues
	(In thousands except %)
	Three Months Ended June 30,				Six Months Ended June 30,
	Pro Forma 2011	Actual 2012	Change (a)		Pro Forma 2011	Actual 2012	Change (b)
United States	$88,705	$88,463	(0.3	) %	$171,795	$175,657	2.2%
United Kingdom	27,375	32,296	18.0%		56,040	61,954	10.6%
Canada	10,802	7,018	(35.0	) %	20,307	13,904	(31.5	) %
Total	$126,882	$127,777	0.7%		$248,142	$251,515	1.4%

(a)
For the three months ended June 30, 2012 and excluding the impact of currency, our growth in the U.K. would have been 21.6%, the decline in Canada would have been (32.1)%, and our total growth would have been 1.7%.

(b)
For the six months ended June 30, 2012 and excluding the impact of currency, our growth in the U.K. would have been 13.2%, the decline in Canada would have been (29.4)%, and our total growth would have been 2.2%.

In the second quarter of 2012, our US businesses generated revenues of $88.5 million, comparable to the $88.7 million of revenues generated in the second quarter of 2011.  For the six month period ended June 30, 2012, our US businesses generated revenues of $175.7 million, a 2.2% increase over the $171.8 million of revenues generated in the six month period ended June 30, 2011.  The growth was primarily due to increased volumes.

In the second quarter of 2012, our UK businesses generated revenues of $32.3 million, an 18.0% increase over the $27.4 million of revenues generated in the second quarter of 2011.  For the six month period ended June 30, 2012, our UK businesses generated revenues of $62.0 million, a 10.6% increase over the $56.0 million of revenues generated in the six month period ended June 30, 2011.  The growth was primarily due to increased volumes.

In the second quarter of 2011, our Canadian businesses generated revenues of $7.0 million, a (35.0)% decline from the $10.8 million of revenues generated in the second quarter of 2011.  In the six months ended June 30, 2012, our Canadian businesses generated revenues of $13.9 million, a (31.5)% decline from the $20.3 million of revenues generated in the six months ended June 30, 2011.  Our Canadian businesses continue to be negatively impacted by the previously mentioned legislative changes in the province of Ontario.

Costs of revenues – For the three months ended June 30, 2012, costs of revenues were $84.2 million, an increase of 20.1% over the $70.1 million in costs of revenues in the second quarter of 2011.  The change was primarily due to the acquired costs of revenues for acquisitions completed in 2011.  Costs of revenues as a percentage of revenues for the second quarter of 2012 were 65.9% compared to 65.6% in the first quarter of 2012 and 66.1% in the second quarter of 2011.  Included in costs of revenues in the second quarter of 2011 and 2012 are $650,000 and $750,000 of share-based compensation expenses, respectively.

For the six months ended June 30, 2012, costs of revenues were $165.4 million, an increase of 45.0% over the $114.1 million in costs of revenues in the six months ended June 30, 2011.  The change was primarily due to the acquired costs of revenues for acquisitions completed in 2011.  Costs of revenues as a percentage of revenues for the six months ended June 30, 2012 and 2011 were both 65.8%.  Included in costs of revenues in the six months ended June 30, 2011 and 2012 are $650,000 and $1.5 million of share-based compensation expenses, respectively.

Selling, general and administrative expenses (“SGA”) – For the three months ended June 30, 2012, SGA expenses were $27.7 million, an increase of 27.6% over the $21.7 million in SGA expenses in the second quarter of 2011.  The change was primarily due to the acquired SGA expenses for acquisitions completed in 2011. Included in SGA expenses in the second quarter of 2012 are $4.1 million in share-based compensation expenses and ($228,000) in acquisition-related transaction and other non-recurring costs.  Included in SGA expenses in the second quarter of 2011 are $1.4 million in share-based compensation expenses and $1.8 million in acquisition-related transaction costs and other non-recurring costs.

For the six months ended June 30, 2012, SGA expenses were $56.4 million, an increase of 56.7% over the $36.0 million in SGA expenses in the six months ended June 30, 2011.  The change was primarily due to the acquired SGA expenses for acquisitions completed in 2011. Included in SGA expenses in the six months ended June 30, 2012 are $8.0 million in share-based compensation expenses and ($28,000) in acquisition-related transaction and other non-recurring costs.  Included in SGA expenses in the six months ended June 30, 2011 are $2.4 million in share-based compensation expenses and $3.1 million in acquisition-related transaction costs and other non-recurring costs.

Depreciation and amortization expenses (“D&A”) – For the three months ended June 30, 2012, D&A expenses were $13.8 million, an increase of 20.0% over the $11.5 million in D&A expenses in the second quarter of 2011.  The change was primarily due to acquisitions completed in 2011.  For the three months ended June 30, 2012, depreciation expense was $1.4 million and amortization expense was $12.4 million.

For the six months ended June 30, 2012, D&A expenses were $27.8 million, an increase of 38.3% over the $20.1 million in D&A expenses in the six months ended June 30, 2011.  The change was primarily due to acquisitions completed in 2011.  For the six months ended June 30, 2012, depreciation expense was $2.6 million and amortization expense was $25.2 million.

Interest and other expenses, net – For the three months ended June 30, 2012, interest and other expenses, net were $6.2 million, an increase of 93.8% over the $3.2 million in interest and other expenses, net in the three months ended June 30, 2011.  Included in interest and other expenses, net in the second quarter of 2012 are $6.7 million of interest expenses and deferred loan cost amortization.

For the six months ended June 30, 2012, interest and other expenses, net were $12.7 million, an increase of 202.3% over the $4.2 million in interest and other expenses, net in the six months ended June 30, 2011.  Included in interest and other expenses, net in the six months ended June 30, 2012 are $13.5 million of interest expenses and deferred loan cost amortization.

Adjusted EBITDA – For the three months ended June 30, 2012, adjusted EBITDA was $20.4 million, an increase of 10.3% over the $18.5 million in adjusted EBITDA in the second quarter of 2011.  The adjusted EBITDA margin of 16.0% compares favorably to the 15.2% adjusted EBITDA margin in the first quarter of 2012, demonstrating the leverage inherent in the business.

For the six months ended June 30, 2012, adjusted EBITDA was $39.3 million, an increase of 33.7% over the $29.4 million in adjusted EBITDA in the six months ended June 30, 2011.

Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net loss below and is not a substitute for the GAAP equivalent.

Other financial data – We generated $11.4 million of cash flow from operations in the second quarter of 2012 and $16.2 million of cash flow from operations in the first six months of 2012, after the $11.0 million bond interest payment made in January 2012.  We ended the quarter with $12.4 million of cash on hand and approximately $287.2 million of total debt, consisting of $250.0 million of senior unsecured notes due July 2019, $35.2 million outstanding under the working capital facilities in the U.K., and $2.0 million in seller subordinated notes.  As of the end of the quarter, we had available liquidity in excess of $85 million, including cash on hand and availability under our senior secured revolving credit facility.

Business Outlook

ExamWorks is providing the following business outlook for the third quarter of 2012 and full year 2012:

•	Third quarter 2012 reported revenue is expected to range between $122 million to $126 million, excluding the impact of any acquisitions that may be completed in the third quarter of 2012.

•
Third quarter 2012 adjusted EBITDA margin is expected to range between 15-16% of reported revenue.  Adjusted EBITDA is a non-GAAP measure, the use of which by ExamWorks is described below.  The reconciliation to GAAP measures of reported 2012 Adjusted EBITDA is expected to be calculated and presented in a manner consistent with the reconciliation set forth below with respect to the three and six months ended June 30, 2012.

•
For 2012, we continue to expect organic revenue growth between 4-6% based upon our 2011 pro forma revenue of approximately $483 million.  Additionally, we expect to complete acquisitions in the second half of 2012 with annual revenues of approximately $75 million.

•	For 2012, we expect adjusted EBITDA margins between 15-16% of reported revenues.

About ExamWorks Group

ExamWorks Group, Inc. is a leading provider of independent medical examinations (“IMEs”), peer and bill reviews and related services. We help our clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services. ExamWorks is focused on providing clients a national presence while maintaining the local service and capabilities they need and expect.

Non-GAAP Financial Measures

In connection with the ongoing operation of our business, our management regularly reviews Adjusted EBITDA, a non-GAAP financial measure, to assess our performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, acquisition-related transaction costs, share-based compensation expenses, and other non-recurring costs. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, lenders, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of changes to our capitalization structure, acquisition related costs, income tax status, and other items of a non-operational nature that affect comparability.

We believe that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as ours for the reasons discussed above. Additionally, Adjusted EBITDA is used to measure certain financial covenants in our credit facility. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors as well as in our incentive compensation programs for our employees, excluding our senior management.

Non-GAAP information should not be construed as an alternative to GAAP information, as the items excluded from the non-GAAP measures often have a material impact on our financial results. Management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.

Below is a table presenting a reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP measure, for each of the periods indicated.

Forward Looking Statements

Statements made in this press release that express ExamWorks' or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements, which ExamWorks intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate," or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes.  Forward-looking statements may include information concerning ExamWorks' possible or assumed future results of operations, including descriptions of ExamWorks' revenues, profitability, outlook and overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to ExamWorks' operations and business environment, all of which are difficult to predict and many of which are beyond ExamWorks' control. Although ExamWorks believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many uncertainties and factors could affect ExamWorks' actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: our limited operating history; our ability to implement our growth strategy and acquisition program; our ability to integrate completed acquisitions; our expansion into international markets; our ability to secure additional financing; regulation of our industry; our information technology systems; our ability to protect our intellectual property rights and other information; our ability to compete successfully with our competitors; our ability to retain qualified physicians and other medical providers for our medical panel; our ability to retain our clients; our ability to provide accurate health-related risk assessment analyses of data; our ability to retain key management personnel; and restrictions in our credit facility, senior notes indenture and future indebtedness.  In addition, the risks discussed in our periodic reports, registration statements and other filings with the Securities and Exchange Commission could cause actual results to differ materially from the results anticipated by forward-looking statements.

You should keep in mind that any forward-looking statement made by ExamWorks herein, or elsewhere, speaks only as of the date on which made. ExamWorks expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in ExamWorks' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

ExamWorks will host a conference call to discuss the results and other matters at 5:00 p.m. Eastern Time. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (866) 788-0545 in the U.S. or (857) 350-1683 internationally with access code 70049129. A live webcast of the call is also accessible through the Investor Relations section of the company’s web site at http://investorrelations.examworks.com/.

Following the conclusion of the call, a replay of the webcast will be available at the company’s web site within two hours. Alternatively, a telephonic replay of the call will be available at 7:00 p.m. Eastern Time (4:00 p.m. Pacific Time), and can be accessed until August 9, 2012 at midnight Eastern Time, by calling (888) 286-8010 in the U.S. or (617) 801-6888 internationally, with access code 48728834.

CONTACT:
ExamWorks Group, Inc.
J. Miguel Fernandez de Castro
404-952-2400
Senior Executive Vice President and Chief Financial Officer
investorrelations@examworks.com

SOURCE: ExamWorks Group, Inc.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2011	2012	2011	2012
Revenues	$106,742	$127,777	$173,330	$251,515
Costs and expenses:
Costs of revenues	70,508	84,223	114,077	165,396
Selling, general and administrative expenses	21,654	27,729	35,982	56,361
Depreciation and amortization	11,475	13,762	20,084	27,787
Total costs and expenses	103,637	125,714	170,143	249,544
Income from operations	3,105	2,063	3,187	1,971
Interest and other expenses, net:
Interest expense, net	3,018	6,556	4,200	13,018
Other income, net	—	(321)	—	(156)
Gain on interest rate swap	(27)	(61)	(197)	(115)
Realized foreign currency loss	223	—	223	—
Total interest and other expenses, net	3,214	6,174	4,226	12,747
Loss before income taxes	(109)	(4,111)	(1,039)	(10,776)
Benefit for income taxes	(37)	(804)	(408)	(3,146)
Net loss	$(72)	$(3,307)	$(631)	$(7,630)

Per share data:
Net loss per share:
Basic and diluted	$—	$(0.10)	$(0.02)	$(0.22)

Weighted average number of common shares outstanding:
Basic and diluted	34,222,475	34,074,137	33,489,308	34,080,121

Adjusted EBITDA	$18,465	$20,446	$29,367	$39,275

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

Assets	December 31, 2011	June 30, 2012
Current assets:
Cash and cash equivalents	$8,416	$12,362
Accounts receivable, net	144,041	155,928
Other receivables	40	86
Prepaid expenses	4,487	3,773
Deferred tax assets	1,640	—
Other current assets	1,173	1,184
Total current assets	159,797	173,333
Property, equipment and leasehold improvements, net	8,918	10,345
Goodwill	300,260	304,615
Intangible assets, net	146,168	121,686
Deferred tax assets, noncurrent	—	9,169
Deferred financing costs, net	11,458	11,078
Other assets	438	459
Total assets	$627,039	$630,685
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$42,642	$41,526
Accrued expenses	28,410	44,594
Accrued interest expense	10,247	10,421
Deferred revenue	1,332	2,644
Current portion of subordinated unsecured notes payable	1,932	1,440
Deferred tax liability	—	470
Current portion of contingent earnout obligation	91	91
Other current liabilities	5,459	5,573
Total current liabilities	90,113	106,759
Senior unsecured notes payable	250,000	250,000
Senior secured revolving credit facility and working capital facilities	44,063	35,173
Long-term subordinated unsecured notes payable, less current portion	717	520
Long-term contingent earnout obligation, less current portion	86	86
Deferred tax liability, noncurrent	2,159	—
Other long-term liabilities	1,977	1,834
Total liabilities	389,115	394,372
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; Authorized 50,000,000 shares; no shares issued and outstanding at December 31, 2011 and June 30, 2012	—	—
Common stock, $0.0001 par value; Authorized 250,000,000 shares; issued and outstanding 34,090,618 and 34,034,211 shares at December 31, 2011 and June 30, 2012, respectively	3	3
Additional paid-in capital	268,162	274,751
Accumulated other comprehensive loss	(1,429)	(715)
Accumulated deficit	(21,549)	(29,179)
Treasury stock, at cost; 805,613 and 911,539 shares at
December 31, 2011 and June 30, 2012, respectively	(7,263)	(8,547)
Total stockholders’ equity	237,924	236,313
Total liabilities and stockholders’ equity	$627,039	$630,685

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the six months ended June 30,
	2011	2012

Operating activities:
Net loss	$(631)	$(7,630)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on interest rate swap	(197)	(115)
Depreciation and amortization	20,084	27,787
Amortization of deferred rent	(106)	(114)
Share-based compensation	3,022	9,545
Excess tax benefit related to share-based compensation	(1,886)	—
Provision for doubtful accounts	610	1,434
Amortization of deferred financing costs	918	1,048
Deferred income taxes	(2,563)	(12,481)
Other	223	(896)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(2,623)	(13,802)
Prepaid expenses and other current assets	(689)	769
Accounts payable and accrued expenses	747	9,410
Accrued interest expense	1,191	168
Deferred revenue and customer deposits	(764)	1,314
Other liabilities	(943)	(215)
Net cash provided by operating activities	16,393	16,222
Investing activities:
Cash paid for acquisitions, net	(280,542)	—
Purchases of equipment and leasehold improvements, net	(2,634)	(2,955)
Working capital and other settlements for acquisitions	(1,636)	1,506
Net cash used in investing activities	(284,812)	(1,449)
Financing activities:
Borrowings under senior secured revolving credit facility	264,000	11,000
Proceeds from the exercise of options and warrants	1,313	328
Excess tax benefit related to share-based compensation	1,886	—
Purchases of stock for treasury	—	(387)
Payment of deferred financing costs	(1,838)	(624)
Repayments of subordinated unsecured notes payable	(1,027)	(759)
Net borrowings (repayments) under working capital facilities	37,794	(4,341)
Repayments under senior secured revolving credit facility	(60,000)	(16,000)
Other	(275)	(95)
Net cash provided by (used in) financing activities	241,853	(10,878)
Exchange rate impact on cash and cash equivalents	148	51
Net increase (decrease) in cash and cash equivalents	(26,418)	3,946
Cash and cash equivalents, beginning of period	33,624	8,416
Cash and cash equivalents, end of period	$7,206	$12,362

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Reconciliation to Adjusted EBITDA
(In thousands)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2011	2012	2011	2012

Net loss	$(72)	$(3,307)	$(631)	$(7,630)
Share-based compensation expense (1)	2,045	4,849	3,022	9,545
Depreciation and amortization	11,475	13,762	20,084	27,787
Acquisition related transaction costs	1,460	(254)	2,227	(109)
Other non-recurring costs	380	26	847	81
Interest and other expenses, net	3,214	6,174	4,226	12,747
Benefit for income taxes	(37)	(804)	(408)	(3,146)
Adjusted EBITDA	$18,465	$20,446	$29,367	$39,275

(1) Share-based compensation expense of $750,000 and $1.5 million is included in costs of revenues for the three and six months ended June 30, 2012, respectively, and the remainder is included in SGA expenses. Share-based compensation expense of $650,000 is included in costs of revenues for the three and six months ended June 30, 2011 and the remainder is included in SGA expenses.